VUL



Exhibit 2 (a)

April 20, 2007

Integrity Life Insurance Company
400 Broadway
Cincinnati, Ohio 45202


         RE:  Opinion of Counsel
              Separate Account VUL of Integrity Life Insurance Company File Nos. 002-99809 and 811- 04388


Ladies and Gentlemen:

This Opinion of Counsel is in connection with a filing of Post-Effective Amendment No. 11 to a "Great Wested" registration statement filed on form S-6 for the variable life insurance polices issued by Integrity Life Insurance Company and its Separate Account VUL and filed pursuant to the Securities Act of 1933, as amended.

I have made such examination of the law and have examined such records and documents as in my judgment are necessary and appropriate to enable me to render the opinions expressed. I am of the following opinions:

1. Integrity Life Insurance Company is duly organized and validly existing under the laws of the State of Ohio and has been duly authorized to issue individual variable annuity contracts by the Department of Insurance of the State of Ohio.

2.   Separate Account VUL is a Unit Investment Trust as that term is defined in
     Section 4(2) of the Investment Company Act of 1940 (the "Act") and is currently registered with the Securities and Exchange Commission, pursuant to Section 8(a) of the Act.

3. Upon the acceptance of purchase payments paid by an owner pursuant to a contract issued in accordance with a prospectus contained in this registration statement at such time as it was active and upon compliance with applicable law, such an owner will have a legally issued contractual interest binding upon the Integrity Life Insurance Company.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

/s/ Rhonda S. Malone

Rhonda S. Malone
Associate Counsel - Securities
Western & Southern Financial Group, Inc.